SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 10-QSB

(Mark One)

             |X|

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2007

OR

             |_|

TRANSITION REPORT PURSUANT TO SECTION 13 OR  15(d)  OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________ to __________________.

Commission file number 0-28179

ABLEAUCTIONS.COM, INC.

(Exact name of small business issuer in its charter)

Florida

59-3404233

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---------------------------

(State or other jurisdiction of

(I.R.S. Employer Identification No.)

incorporation or organization)

Suite 200 - 1963 Lougheed Highway

Coquitlam, British Columbia

V3K-3T8

(Address of principal executive offices)

(604) 521-3369

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the  registrant:  (1) has filed all reports required to be filed by Section 13 or 15(d) of the  Securities  Exchange  Act of 1934  during  the  preceding  12 months  (or for such  shorter  period  that the registrant was required to file such reports),  and (2) has been subject to such filing requirements for the past 90 days. Yes [X]  No [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes [  ]; No [x]

The number of outstanding common shares, $ .001 par value, of the registrant at August 10, 2007 was 65,348,009

Transitional Small Business Disclosure Format (Check one):  Yes [  ]; No [x]

ITEM 2:  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained herein constitutes “forward-looking statements,” including without limitation statements relating to goals, plans and projections regarding the Company’s financial position and the Company’s business strategy.  The words or phrases “would be,” “will allow,” “intends to,” “may result,” “are expected to,” “will continue,” “anticipates,” “expects,” “estimate,” “project,” “indicate,” “could,” “potentially,” “should,” “believe,” “considers” or similar expressions are intended to identify “forward-looking statements”, as well as all projections of future results of operations or earnings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results or achievements of the registrant to be materially different from any future results or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following:  risks related to technological change; the loss of the registrant’s key personnel; the registrant’s dependence on marketing relationships with auction houses, third party suppliers and strategic partners such as eBay; the registrant’s ability to protect its intellectual property rights; government regulation of Internet commerce and the auction industry; dependence on continued growth in use of the Internet; capacity and systems disruptions; uncertainty regarding infringing intellectual property rights of others, risks over which the registrant has no control, such as a general downturn in the economy which may adversely affect the value of real property and impact discretionary spending by consumers, and the other risks and uncertainties described in this report.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this filing.  Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this filing.  Please read carefully the risk factors disclosed in this report and in other filings we make with the Securities and Exchange Commission.

Overview

Management’s discussion and analysis of results of operations and financial condition are based upon our financial statements.  These statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

The following discussion of our results of operations should be read in conjunction with our audited consolidated financial statements and the related notes for the year ended December 31, 2006 contained in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2007.

Overview

We provide liquidation and merchandizing services to businesses to assist them with managing the sale of their products.  Through our subsidiary, Unlimited Closeouts, Inc., we provide liquidation services to businesses with overstock.  Through our subsidiary iCollector.com Technologies Ltd., we provide auction broadcast technology and facilitator services that allow businesses to take advantage of the on-line auction marketplace.  Through our subsidiary, Rapidfusion Technologies, Inc., we develop and sell point-of-sale software.  We manage our cash investments through Ableauctions.com, Inc. and, during 2006 we expanded our business through our subsidiary, Axion Investment Corporation (which was formerly known as Stanford Development Corporation).  Axion Investment Corporation manages our real property and loans to third parties.  We have included information in the discussion below about our websites.  Information included on our websites is not a part of this report.

Liquidation Services - We sell merchandise through our Unlimited Closeouts and Ableauctions’ liquidation stores located in California and British Columbia and through auctions we conduct in the United States and Canada.  We also generate revenues by providing inventory brokerage services at unlimitedcloseouts.com and unlimitedcloseouts.ca (www.unlimitedcloseouts.com).

Auction Broadcast Services – We broadcast business and industrial auctions over the Internet for auctioneers and members of the National Auctioneers Association (NAA).  These auctions are facilitated using our proprietary technology (www.ableauctions.com/technology) through the website NAAonlinesolutions.com (www.NAAonlinesolutions.com).  Additionally, we broadcast antique and collectible auctions over the Internet for numerous galleries and auction houses throughout the world.  These auctions are facilitated using eBay’s live auction technology through the iCollector.com website (www.iCollector.com).  We also provide auction-related products and services for a fee (www.icollectorlive.com/services.aspx).

Point-of-Sale (POS) Services - Through our subsidiary, Rapidfusion Technologies, Inc. (www.rapidfusion.com/technology), we sell to retailers, install and support our proprietary point-of-sale (POS) sales processing and reporting system.

Our objective is to become a leading provider of liquidation and merchandising services.  We believe that our long term success in this area of our business depends on our continued innovation and integration of technologies and services for auctioneers and liquidators worldwide.

While we have maintained overall profitability and positive cash flow over the last three fiscal years, not all of our operations achieve positive operating results.  We still incur losses from certain operations, such as the auctions we conduct for NAA, that are in the development stage.

We are able to maintain positive cash flow from the revenues that are produced by our remaining operations and from the interest and dividends earned by our investments.

Investment and Lending

On December 31, 2005 two of our wholly-owned subsidiaries, iTrustee.com Technologies Ltd. and Able Auctions (1991) Ltd., were amalgamated to create Stanford Development Corporation.  On September 7, 2006 Stanford Development Corporation changed its name to Axion Investment Corporation.  Axion Investment Corporation develops real estate and makes short term loans.  Ableauctions.com Inc. manages the investment of our cash and securities.  The return on these investments has helped support the development of our liquidation and auction businesses.

Results of Operations

Three months ended June 30, 2007 compared to the corresponding period in 2006.

Revenues.  During the three months ended June 30, 2007, we had revenues of $1,833,973 compared to revenues of $1,802,774 during the same period in 2006, an increase of $31,199 or 2%.  Cost of sales were 53% of our revenues during the three-month period ended June 30, 2007, compared to 64 % during the same period in 2006.

Revenues from our liquidation services totalled $1,469,991 (or 80% of our total revenue) compared to revenues of $1,459,870 (or 81% of our total revenue) during the same period in 2006.  Revenues earned in the future from our liquidation services will fluctuate widely based upon seasonality, the inventory available, the timing of orders, and our ability to verify and ship orders on a timely basis.   We anticipate that revenues from our liquidation sector will continue to represent the majority of overall revenues.

Revenues from our iCollector and NAALive auction operations totalled $254,182 during the three months ended June 30, 2007, compared to revenues of $268,911 during the same period in 2006.  The number of auction sessions facilitated in the second quarter of 2007 increased by 28% to 454 compared to 356 auction sessions for the same period in 2006.

The decrease in the cost of revenue as a percentage of sales revenue is attributable to the performance of our online auction business, which realizes higher gross profit margins, and on our ability to realize higher margins from our liquidation services.

We believe that, for the remainder year, the strength of our liquidation business and the number of antique and collectible auctions we manage is directly related to the general economy of the United States, and that a strong economy will have a positive effect on our revenues in those two areas of our business.

Operating Expenses.  Operating Expenses remained substantially unchanged.  During the three-months ended June 30, 2007, operating expenses were $777,354 or approximately 42% of revenue compared to $721,966 or approximately 40% of revenue for the three months ended June 30, 2006.

Personnel expenses were $503,227 or 65% of our operating expenses during the three-months ended June 30, 2007 as compared to $490,049 or 68% of our operating expenses during the three-months ended June 30, 2006.  These expenses consisted of salaries and benefits of $245,816 (compared to $211,448 for the three months ended June 30, 2006), management fees of $39,000 (compared to $39,027 for the three months ended June 30, 2006), and commissions of $218,411 (compared to $239,574 for the three months ended June 30, 2006).  We anticipate that these personnel expenses will remain consistent for the remainder of the 2007 fiscal year.

Bad Debts totalled $30,583 as we reassessed the recoverability of certain trade receivables arising in the last two years and determined that the Company’s efforts to collect them have been unsuccessful and the amounts should be written off.

The interest expense of $20,270 relates to our line of credit with the Royal Bank of Canada which accrues interest at the rate of prime plus 0.5%.  There was no comparable expense during the three months ended June 30, 2006.

During the three-months ended June 30, 2007, the cost of investor relations and shareholder information services was $28,769 as compared to $9,752 for the three-months ended June 30, 2006.  We expect the cost of investor relations in 2007 to increase significantly as our plan is to increase our shareholder services.

Professional fees, which are made up primarily of accounting fees and legal fees, totalled $51,465 during the three-months ended June 30, 2007 as compared to $62,070 for the three-months ended June 30, 2006.  The professional fees related to preparation of our Securities Exchange Act reports, the preparation of our American Stock Exchange filings and the audit of our financial statements.  Professional fees may increase during the remainder of the 2007 fiscal year if we were to make an acquisition or undertake any substantial transaction.

During the three-months ended June 30, 2007, advertising and promotion expenses were $15,360 or 2% of our operating expenses as compared to $32,357 or 4% of our operating expenses for the three-months ended June 30, 2006.  Advertising and promotion expenses were lower as we refined our marketing efforts.  We expect these expenses to rise over the course of the year as we explore new ways in which to advertise our services.

General overhead expenses (rent, utilities and property taxes, telephone, travel, repairs and maintenance, auto, insurance, website maintenance and office and administration expenses) totalled $127,680 or 16% of total operating expenses during the three months ended June 30, 2007 (compared to $127,738 or 18% of total operating expenses for the three months ended June 30, 2006).  General overhead expenses were 6.96% of our total revenue compared to 7.09% of our revenue for the three months ended June 30, 2006.

We anticipate that overhead as a percentage of operating expenses and total revenue will decrease in future periods as we achieve certain economies from our operations.  We anticipate that the overall level of general overhead expenses in dollars will increase as our revenues increase.

Depreciation and amortization expense was $31,909 for the three-months ended June 30, 2007 as compared to $46,279 for the three-months ended June 30, 2006. Depreciation and amortization expense was lower during the three months ended June 30, 2007 as we fully depreciated one of our intangible assets.

Gross Profit.   Gross profit was $870,236 (or 47% of revenues) for the three-months ended June 30, 2007 as compared to $643,333 (or 36% of revenues) for the three months ended June 30, 2006.  The increase in gross profit as a percentage of revenue is a result of improving the pricing and product offerings of our liquidation operations.  The increase also reflects the performance of our auction broadcasting services group.   Future gross profit margins may vary considerably from quarter-to-quarter depending on the performance of our various divisions.

Operating Net Gain (Loss).  For the three months ended June 30, 2007, we realized a gain of $60,973 from operations before other items compared to a loss of $124,912 for the three months ended June 30, 2006.  We earned additional income from other items (investment, foreign exchange, joint venture and property for development) of $128,600 compared to additional income of $164,682 for the three months ended June 30, 2006.

We recorded net income for the three months ended June 30, 2007 of $189,573, or $0.003 per share, as compared to $39,770, or $0.001 per share, for the three months ended June 30, 2006.

Six months ended June 30, 2007 compared to the corresponding period in 2006.

Revenues.  During the six months ended June 30, 2007, we had revenues of $2,848,884 compared to revenues of $3,841,926 during the same period in 2006, a decrease of $993,042 or 26%.  Cost of sales were 53% of our revenues during the six-months ended June 30, 2007, compared to 65% during the same period in 2006.

The decrease in revenues is primarily attributable to a decrease in revenues earned from our liquidation services in the first quarter of 2007.  Revenues from our liquidation services totalled $2,121,794 (or 74% of our total revenue) for the six months ended June 30, 2007, compared to revenues of $3,167,761 (or 82% of our total revenue) during the same period in 2006.  Revenues earned in the future from our liquidation services will fluctuate widely based upon seasonality, the inventory available, the timing of orders, and our ability to verify and ship orders on a timely basis.   We anticipate that revenues from our liquidation sector will continue to represent the majority of overall revenues.

Revenues from our iCollector and NAALive auction operations totalled $474,710 during the six months ended June 30, 2007, compared to $476,528 during the same period in 2006.  The number of auction sessions facilitated in the first two quarters of 2007 increased by 50% to 853 compared to 570 auction sessions for the same period in 2006.

The decrease in the cost of revenue as a percentage of sales revenue is attributable to the performance of our online auction business, which realizes higher gross profit margins, and on our ability to realize higher margins from our liquidation services.

We believe that, for the remainder year, the strength of our liquidation business and the number of antique and collectible auctions we manage will be directly related to the general economy of the United States, and that a strong economy will have a positive effect on our revenues in those two areas of our business.

Operating Expenses.  Operating Expenses remained substantially unchanged during the six months ended June 30, 2007.  During this period, operating expenses were $1,311,868 or approximately 46% of revenue compared to $1,411,035 or approximately 37% of revenue for the six months ended June 30, 2006.  The increases in operating expenses as a percentage of revenue is attributable to a decrease in revenues earned from our liquidation services in the first quarter of 2007.

Personnel expenses were $875,361 or 67% of our operating expenses during the six-months ended June 30, 2007 as compared to $1,000,230 or 71% of our operating expenses during the six-months ended June 30, 2006.  These expenses consisted of salaries and benefits of $477,029 (compared to $365,905 for the six months ended June 30, 2006), management fees of $78,000 (compared to $78,000 for the six months ended June 30, 2006), and commissions of $320,332 (compared to $556,325 for the six months ended June 30, 2006).  We anticipate that these personnel expenses will remain consistent for the remainder of the 2007 fiscal year.

Bad debts totalled $32,503 as we reassessed the recoverability of certain trade receivables arising in the last two years and determined that the Company’s efforts to collect them have been unsuccessful and the amounts should be written off.

Interest expense totalled $35,321 during the six-months ended June 30, 2007 as compared to $17,674 for the six-months ended June 30, 2006.  The interest expense for the six months ended June 30, 2007 relates to our line of credit with the Royal Bank of Canada, which accrues interest at the rate of prime plus 0.5%.

During the six-months ended June 30, 2007, the cost of investor relations and shareholder information services was $46,300 as compared to $9,752 for the six-months ended June 30, 2006.  We expect the cost of investor relations in 2007 to increase significantly as our plan is to increase our shareholder services.

Professional fees, which are made up primarily of accounting fees and legal fees, totalled $56,270 during the six-months ended June 30, 2007 as compared to $132,977 for the six-months ended June 30, 2006.  The professional fees related to preparation of our Securities Exchange Act reports, the preparation of our American Stock Exchange filings and the audit of our financial statements.  Professional fees were higher in the 2006 fiscal year due to fees incurred as a result of increased legal transactions and the restatement of our financial statements.

During the six-months ended June 30, 2007, advertising and promotion expenses were $28,804 or 2% of our operating expenses as compared to $52,675 or 4% of our operating expenses for the six-months ended June 30, 2006.  Advertising and promotion expenses were lower as we refined our marketing efforts.  We expect these expenses to rise over the course of the year as we explore new venues in which to advertise our services.

General overhead expenses (rent, utilities and property taxes, telephone, travel, repairs and maintenance, auto, insurance, website maintenance and office and administration expenses) remained substantially unchanged. General overhead expenses totalled $237,309 or 18% of total operating expenses during the six-months ended June 30, 2007 (compared to $219,381 or 16% of total operating expenses for the six months ended June 30, 2006).  Rent, utilities, and property tax totalled $48,995, telephone expenses totalled $20,674, travel expenses totalled $23,449, repairs and maintenance expenses totalled $26,241, auto expenses totalled $4,677, insurance expenses totalled $18,604, website maintenance totalled $46,904 and office and administration expenses totalled $47,765.

We anticipate that overhead as a percentage of operating expenses and total revenue will decrease in future periods as we achieve certain economies from our operations.  We anticipate that the overall level of general overhead expenses in dollars will increase as our revenues increase.

Depreciation and amortization expense was $71,291 for the six-months ended June 30, 2007 as compared to $91,872 for the six-months ended June 30, 2006. Depreciation and amortization expense was lower during the six months ended June 30, 2007 as we fully depreciated one of our intangible assets.

Gross Profit.   Gross profit was $1,345,056 (or 47% of revenues) for the six-months ended June 30, 2007 as compared to $1,352,719 (or 35% of revenues) for the six months ended June 30, 2006. The increase in gross profit as a percentage of revenue is a result of improved pricing and the product offerings of our liquidation operations, as well as the performance of our auction broadcasting services group.  Future gross profit margins may vary considerably from quarter-to-quarter depending on the performance of our various divisions.

Operating Net Gain (Loss).  For the six-months ended June 30, 2007, we realized a loss of $38,103 from operations before other items compared to a loss of $150,188 for the six-months ended June 30, 2006.  We earned additional income from other items (investment, foreign exchange, joint venture and property for development) of $247,674 compared to additional income of $330,268 from the same period in 2006.

We recorded net income for the six-months ended June 30, 2007 of $209,571, or $0.003 per share, as compared $180,080, or $0.003 per share, for the six-months ended June 30, 2006.

We intend to continue to find ways to expand our business, including through acquisitions.  We believe that revenues and earnings will increase as we grow.

Liquidity and Capital Resources

As of June 30, 2007 we had working capital of $5,944,569 which was made up of cash and cash equivalents that included $324,736 in cash, accounts receivable of $1,758,636, loans receivable of $4,205,988, inventory of $832,647, and prepaid expenses of $146,685 minus accounts payable and accrued liabilities of $46,673, deferred revenue of $19,706 and a bank loan of $1,257,744.  We anticipate that trade accounts receivables and inventory and overall working capital may increase during the remainder of the 2007 fiscal year as we expand our liquidation operations.  Cash flow used for operating activities totalled $117,745 due primarily to an increase in accounts receivable and prepaid expenses during the six months ended June 30, 2007.  We anticipate that the uses of cash will remain stable for the remainder of the 2007 fiscal year.  Our cash resources may decrease if we were to find and complete an acquisition prior to the end of the 2007 fiscal year, or if we are unable to maintain positive cash flow from our business throughout the 2007 fiscal year.  On July 23, 2007 we announced that we have decided to use some of our cash to repurchase our common stock from the market because we believe that our common stock is currently undervalued and that retiring shares will benefit our stockholders.  As of the date of this report, we have purchased 244,100 shares at a total cost of $47,891.85.  We intend to continue buying back our common stock from time to time, at the discretion of the board of directors, with our available cash resources.

Cash flow used in investing activities during the six-months ended June 30, 2007 was $2,829,451, which related to property development cost and loan advances.  Net cash flow from financing activities during the six-months ended June 30, 2007, was $1,237,285, which resulted from the net proceeds of a bank loan and the issuance of capital stock.

Quantitative and Qualitative Disclosure about Market Risk

We believe that we do not have any material exposure to interest or commodity risks. We are exposed to certain economic and political changes in international markets where we compete, such as inflation rates, recession, foreign ownership restrictions, and trade policies and other external factors over which we have no control.

Our financial results are quantified in U.S. dollars and a majority of our obligations and expenditures with respect to our operations are incurred in U.S. dollars.  The majority of our investment portfolio is in Canadian dollars.

We may have significant market risks relating to our operations resulting from foreign exchange rates from our investments or if we enter into financing or other business arrangements denominated in currency other than the U.S. dollar.  Variations in the exchange rate may give rise to foreign exchange gains or losses that may be significant.

ITEM 3: DISCLOSURE CONTROLS AND PROCEDURES

Management carried out an evaluation, under the supervision and with the participation of our President, who is also our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report.  The evaluation was undertaken in consultation with our accounting personnel.  Based on that evaluation, the President/Chief Financial Officer concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms.

There were no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

Part II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

None.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibits:

3.1

Certificate of Incorporation (1)

3.1.1

Amendment to Certificate of Incorporation (2)

3.2

By-laws (1)

31

Certification pursuant to Rule 13a-14(a) and 15d-14(a) (3)

32

Certification Pursuant to 18 U.S.C. Section 1850 as Adopted Pursuant to Section 906 of the Sarbanes Oxley Act of 2002(3)

(1) Incorporated by reference from the Form 10-SB filed with the Securities and Exchange Commission on November 13, 1999, as amended on December 30, 1999.

(2) Incorporated by reference from the Form 10-QSB for the quarter ended June 30, 2004 filed with the Securities and Exchange Commission on August 12, 2004.

(3) Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABLEAUCTIONS.COM INC.

Date: August 10, 2007

By:/s/ ABDUL LADHA

Name:  Abdul Ladha

Title: President, Chief Executive

          Officer, Chief Financial Officer